Corporate Policy Policy Number H - 12 Page 1 of 4 Effective Date November 2, 2023 Superseded Procedure, Dated February 27, 2020 Organizational Units Affected Executive Officers of Alamo Group Approved By: Ed Rizzuti RECOUPMENT POLICY I. Purpose The Board of Directors of the Company (the "Board") believes that it is in the best interest of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company's pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the "Policy"). This Policy is intended to comply with the requirements of Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) listing standards implementing Section 954 of the Dodd- Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). II. Scope This Policy applies to any current or former “executive officer,” within the meaning of Rule 10D-1 under the Securities Exchange Act of 1934, as amended, who was employed by the Company or a subsidiary of the Company (each such individual, a “Covered Executive”) during the applicable Recovery Period, as defined below. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, executors, administrators, and other legal representatives. Recoupment under this Policy shall be required regardless of whether the Covered Executive or any other person was at fault or responsible for accounting errors that contributed to the need for the Financial Restatement, as defined below, or engaged in any misconduct. III. Policy Statement In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the

Corporate Policy Policy Number H - 12 Page 2 of 4 Effective Date November 2, 2023 Superseded Procedure, Dated February 27, 2020 Organizational Units Affected Executive Officers of Alamo Group Approved By: Ed Rizzuti RECOUPMENT POLICY current period (a “Financial Restatement”), the Board shall reasonably promptly require reimbursement or forfeiture of any excess Incentive Compensation (as hereinafter defined) received by any Covered Executive during the Recovery Period, as defined below. This policy applies to Incentive Compensation earned by or paid to a Covered Executive after October 2, 2023. IV. Policy Terms and Procedures A. Incentive Compensation: For purposes of this Policy, Incentive Compensation means any compensation granted, earned or vested based wholly or in part upon the attainment of any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, whether or not presented within the financial statements of the Company or included in a filing with the SEC, including stock price and total shareholder return (“TSR”), including but not limited to performance-based cash, stock, options or other equity-based awards. Compensation that is granted, vests or is earned based solely upon the occurrence of non-financial events, such as base salary, restricted stock or options with time- based vesting, or a bonus awarded solely at the discretion of the Board or Compensation Committee and not based on the attainment of any financial measure, is not subject to this Policy. B. Recovery Period: Recovery Period means, in the case of a Financial Restatement, the three completed fiscal years immediately preceding the date on which the Company is required to prepare the financial restatement, as determined in accordance with the last sentence of this definition, or any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (provided that a transition period between the last day of the Company’s previous fiscal year and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year). The date on which the Company is required to prepare a Financial Restatement is the earlier to occur of (A) the date the Board or a Board committee (or authorized officers of the Company if Board action is not required) concludes, or reasonably

Corporate Policy Policy Number H - 12 Page 3 of 4 Effective Date November 2, 2023 Superseded Procedure, Dated February 27, 2020 Organizational Units Affected Executive Officers of Alamo Group Approved By: Ed Rizzuti RECOUPMENT POLICY should have concluded, that the Company is required to prepare a Financial Restatement or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare a Financial Restatement. C. Recovery Amount: The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive during the Recovery Period based on the erroneous data and calculated without regard to any taxes paid or withheld over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board. If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement. For Incentive Based Compensation based on stock price or TSR, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Financial Restatement, then the Board shall determine the amount to be recovered based on a reasonable estimate of the effect of the Financial Restatement on the stock price or TSR upon which the Incentive Based Compensation was received and the Company shall document the determination of that estimate and provide it to the NYSE. D. Method of Recoupment: The Company may use any legal or equitable remedies available to the Company to recoup any erroneously awarded Incentive Based Compensation. The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation: • Offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; • Requiring reimbursement of cash Incentive Compensation previously paid; • Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; • Cancelling outstanding vested or unvested equity awards; and/or

Corporate Policy Policy Number H - 12 Page 4 of 4 Effective Date November 2, 2023 Superseded Procedure, Dated February 27, 2020 Organizational Units Affected Executive Officers of Alamo Group Approved By: Ed Rizzuti RECOUPMENT POLICY • Taking any other remedial and recovery action permitted by law, as determined by the Board in its discretion. V. Administration of Policy This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals. The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. The Board shall recover any excess Incentive Compensation in accordance with this Policy taking into account the particular circumstances that resulted in the accounting restatement including the culpability of any Covered Executives regarding such restatement. VI. Other Rights The Board intends that this Policy will be applied in an equitable manner keeping in mind the best interests of the Company and its shareholders. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. The Company shall not indemnify any Covered Executive or pay or reimburse the premium for any insurance policy to cover any losses incurred by such Covered Executive under this Policy. VII. Exceptions The compensation recouped under this Policy shall not include Incentive Based Compensation received by a Covered Executive (i) prior to beginning service as a

Corporate Policy Policy Number H - 12 Page 5 of 4 Effective Date November 2, 2023 Superseded Procedure, Dated February 27, 2020 Organizational Units Affected Executive Officers of Alamo Group Approved By: Ed Rizzuti RECOUPMENT POLICY Covered Executive or (ii) if he or she did not serve as a Covered Executive at any time during the applicable Recovery Period. The Board may determine not to seek recovery from a Covered Executive in whole or part to the extent it determines in its sole discretion that such recovery would be impracticable because (A) the direct expense paid to a third party to assist in enforcing recovery would exceed the recoverable amount (after having made a reasonable attempt to recover the erroneously awarded Incentive Based Compensation and providing corresponding documentation of such attempt to the NYSE), (B) recovery would violate the home country law that was adopted prior to November 28, 2022, as determined by an opinion of counsel licensed in the applicable jurisdiction that is acceptable to and provided to the NYSE, or (C) recovery would likely cause the Company’s 401(k) plan or any other tax-qualified retirement plan to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. VIII. Amendments The Board may amend this Policy from time to time in its discretion. The Board may terminate this Policy at any time.